Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

$2,400,000	Date: July 23, 2010

FOR VALUE RECEIVED, CHINA BINGWU FORESTRY GROUP LIMITED, a Hong Kong company (the “Company”), unconditionally promises to pay to the order of HOROY INTERNATIONAL HOLDINGS LIMITED, a Samoan limited company (the “Holder”), or its registered assigns or successors in interest or order, without demand, the sum of Two Million Four Hundred Thousand Dollars ($2,400,000) (the “Principal”) on or before November 15, 2010 (the “Maturity Date”), in exchange for loan in the amount of the Principal provided by Holder to the Company. The following terms shall apply to this Convertible Promissory Note (the “Note”):

ARTICLE I

INTEREST

1.1 Non-Interest Bearing. The parties hereby agree that this Note shall not accrue interest during its term.

1.2 Convertible. If at any time prior to Maturity Date the Company is party to a reorganization or business combination transaction where the Company is not the surviving entity (a “Reorganization”), the principal balance of this Note shall be immediately convertible, in whole and not in part, into shares of common stock of the surviving entity (the “Conversion Shares”) at the option of the Holder or other holder hereof. The number of Conversion Shares issuable upon such Reorganization shall be equal to the quotient obtained by dividing the principal amount hereunder by $1.20 (the “Conversion Price”) and upon such conversion, this Note shall be deemed canceled without further action of the Holder or the Company. In the event of a stock-split, stock dividend, recapitalization or similar event of the Company or of a surviving entity in connection with a Reorganization, the Conversion Price and Conversion Shares shall be equitably adjusted to reflect the occurrence of such event in a manner reasonably satisfactory to the Holder.

1.3 Prepayment. The Company may prepay all or any part of the amounts outstanding under this Note at any time without the express written consent of the Holder.

1.4 Taxes. Any and all payments by the Company to or for the account of the Holder under this Note shall be made free and clear of and without deduction for any taxes, except as required by applicable law. If the Company shall be required by any applicable law to deduct any taxes from or in respect of any sum payable under this Note to the Holder, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.4 ), the Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) as promptly as practicable after the date of such payment, the Company shall furnish to the Holder the original or a certified copy of a receipt evidencing payment thereof.

ARTICLE II

COVENANTS

2.1 Covenants of the Company. The Company covenants and agrees that, so long as all or any of the Principal of this Note remains outstanding, it shall: (a) preserve its corporate existence and continue to engage in business of the same general type as conducted as of the date hereof; and (b) comply in all respects with all statutes, laws, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements (the “Requirement(s)”) of all governmental bodies, departments, commissions, boards, companies or associates insuring the premises, courts, authorities, officials, or officers, which are applicable to the Company or its property; except wherein the failure to comply would not have a materially adverse on (i) the business, property, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to perform its obligations under this Note; provided that nothing contained herein shall prevent the Company from contesting the validity or the application of any Requirements. As used in this Note, “Subsidiary” means, with respect to a person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the voting stock is at the time owned or controlled, directly or indirectly, by such person, and, in respect of the Company, shall also include any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity from time to time organized and existing under the laws of the People’s Republic of China whose financial reporting is consolidated with the Company in any audited financial statements filed by the Company with the Commission in accordance with the Securities and Exchange of 1934 as amended, together with the rules and regulations promulgated thereunder from time to time in effect.

ARTICLE III

EVENTS OF DEFAULT; REMEDIES

3.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”):

(a) Failure to Pay Principal. The Company shall fail to pay the Principal, when due under this Note.

(b) Breach of Covenant. The Company breaches any covenant in this Note in any material respect, which failure is not cured, if possible to cure, within five Business Days after the Company has become or should have become aware of such failure.

(c) General Assignment. The Company or any Subsidiary makes an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

(d) Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other such proceedings or relief under any bankruptcy, insolvency or restructuring law or any law, or the issuance of any notice in relation to such event, shall be instituted by or against the Company or any Subsidiary.

3.2 Remedies. If an Event of Default occurs and is continuing, the Holder, by written notice to the Company, may declare 100% of the Principal to be due and payable immediately, and upon any such declaration Principal shall be immediately due and payable. If an Event of Default specified in Sections 3.1(c) or (d) above occurs, the Principal shall automatically, and without any declaration or other action on the part of the Holder, become immediately due and payable, unless the Holder delivers a waiver of such acceleration in writing; provided that no such waiver shall extend to any subsequent or other Event of Default or impair any right consequent thereon. Upon an acceleration hereunder, the Principal shall be immediately due and payable and the Holder shall have the right to exercise all available and applicable remedies.

ARTICLE IV

MISCELLANEOUS

4.1 Non-Waiver and Other Remedies. No course of dealing, failure or delay on the part of the Holder of this Note in exercising any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices. Any notice required or permitted pursuant to this Note shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address as shown below (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Note given in accordance with this section):

If to the Holder:	Horoy International Holdings Limited.
c/o Qian Xi Nan Aosen Forestry Company, Limited,
Jun Yue Hua Ting, Building A
3rd Floor, Unit -1, #58 Xin Hua Road
Guiyang, Guizhou 550002
People's Republic of China
Fax: 86 851-552-0951
Attention: Mr. Yulu Bai

If to the Company:	China Bingwu Forestry Group Limited
c/o Qian Xi Nan Aosen Forestry Company, Limited,
Jun Yue Hua Ting, Building A
3rd Floor, Unit -1, #58 Xin Hua Road
Guiyang, Guizhou 550002
People's Republic of China
Fax: 86 851-552-0951
Attention: Mr. Yulu Bai

with a copy to (which shall not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, NW
Washington, DC 20037-1122
Attention: Joseph R. Tiano, Esq.
Fax: (202) 354.4844

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

4.3 Assignability. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. Subject to applicable laws and regulations, this Note and all rights hereunder may be transferred or assigned in whole or in part by the Holder, and the Company shall assist the Holder in consummating any such transfer or assignment. The Company may not assign this Note without the consent of the Holder. A transfer of this Note may be effected only by a surrender hereof to the Company and the issuance by the Company of a new note or notes in replacement thereof, which shall be registered by the Company in accordance with Section 4.4 hereof once an executed copy of the replacement note has been executed by the transferee.

4.4 Transfer Register. In the event of a transfer, the Company shall maintain a register (the “Register”) for the registration or transfer of this Note, and shall enter the names and addresses of the registered holders of this Note, the transfers of this Note and the names and addresses of the transferees of this Note. The Company shall treat any registered holder as the absolute owner of this Note held by such holder, as indicated in the Register, for the purpose of receiving payment of all amounts payable with respect to this Note and for all other purposes. This Note and the right, title, and interest of any person in and to this Note shall be transferable only upon notation of such transfer in the Register. Solely for purposes of this Section 4.4 and for tax purposes only, the keeper of the Register, if it is not the Company, shall be the Company’s agent for purposes of maintaining the Register.

4.5 Governing Law; Rules of Construction. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

4.6 United States Dollars. All references to “$” or dollars in this Note shall refer to the currency of the United States.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Company.

CHINA BINGWU FORESTRY GROUP LIMITED

By:/s/ Ren Ping Tu
Name: Ren Ping Tu
Title: Director